Exhibit 10.1

EMPLOYMENT AGREEMENT, entered into and effective as of March 1, 2010 by and between iBio, Inc. ("Company"), and Vidadi Yusibov, Ph.D. ("Employee").

WHEREAS, the Company is the owner of all of the Technology and Improvements developed by Fraunhofer USA, Inc. Center for Molecular Biotechnology (FCMB) related to expression, engineering, testing, production and validation of human vaccines, human antibodies and human therapeutic proteins in plants, veterinary applications of plant-based influenza vaccines and production techniques and methodologies related to those applications (as more specifically described in agreements between the Company and Fraunhofer and defined therein as the “Technology” and “Improvements”); and

WHEREAS, Fraunhofer and the Company have agreed that until December 31, 2014 Fraunhofer shall further develop exclusively for and transfer to the Company. Technology and Improvements in the Field (as defined in the agreements between them), facilitate technology transfer and implementation of the Technology and Improvements by or for the Company, and provide the Company with access to Fraunhofer personnel and facilities as appropriate to support the Company’s efforts to commercialize the Technology, and that such activities shall be funded by payments from each of the Company and Fraunhofer as provided in the agreements between them and by additional funding in the form of grants from governmental entities and non-governmental organizations, which Fraunhofer has agreed to use its best efforts to obtain in coordination and cooperation with the Company; and

WHEREAS, Fraunhofer and the Company agreed that Fraunhofer is entitled to receive fifteen percent (15%) of receipts derived by the Company from licensing the Technology and Improvements to third parties and the Company is entitled to receive nine percent (9%) of all receipts realized by Fraunhofer from sales, licensing or commercialization of Fraunhofer’s Intellectual Property Rights (as provided in the agreements between Fraunhofer and the Company); and

WHEREAS, Fraunhofer and the Company believe it is in the best interests of each of them to have Dr. Vidadi Yusibov, who is the Executive Director of Fraunhofer’s Center for Molecular Biology, continue as such while he also undertakes the office of Chief Scientific Officer of the Company, as more particularly set forth in this Agreement, in order to most effectively achieve the objectives of each of Fraunhofer and the Company and derive value for each entity from the Technology, and Dr. Yusibov is willing to do so, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment, Duties and Acceptance

1.1 Company hereby employs Employee for the Term (as defined in Section 2 hereof) to render services in an executive capacity as Chief Scientific Officer to Company and in connection therewith to devote his best efforts to the affairs of the Company and to perform such duties as Employee shall reasonably be requested to perform by officers of the Company, to the extent such efforts and duties are not in conflict with his duties and obligations to Fraunhofer USA, Inc. (“Fraunhofer”) and to the extent such efforts and duties relate to the Field of the relationship already defined by various agreements between Company and Franuhofer.

1.2 Employee hereby accepts such employment and agrees to render to the Company the services of Chief Scientific Officer. Such services shall include the following:

          1.2.1 Review and analysis of plans and proposals for product development and applications of the Company’s Intellectual Property (as defined in the Agreements between Company and Fraunhofer.

          1.2.2 Assist in the development and adjustment of the Company’s strategic plans.

          1.2.3 Assist in capital formation activities and shareholder relations by participating in selected presentations

          1.2.4 Review and participate in development of research and development proposals to be presented to investors and clients.

          1.2.5 Work with other senior executives to develop and monitor research and development budgets for the Company.

          1.2.6 Work with other senior executives to obtain grants from governmental entities and non-governmental organizations to fund further development of the Company’s Intellectual Property.

          1.2.7 Represent Company at conferences relevant to Company's business

          1.2.8 Review and determine methods and procedures to be used for monitoring projects, such as preparation of records of expenditures and research findings, progress reports, and staff conferences, in order to inform management of current status of each project.

          1.2.9 Ensure that the organization remains up-to-date in terms of technological changes, and communicate that information to appropriate directors and managers throughout the organization.

          1.2.10 Work with other senior executives in the selection of contractors and consultants.

1.3 Employee agrees to render such services at Company's offices, but Employee will travel on temporary trips to such other place or places as may be required from time to time to perform his duties hereunder.

2. Compensation

2.1 As compensation for all services to be rendered pursuant to this Agreement, Company agrees to pay Employee a sign-on bonus in the amount of twenty thousand dollars ($20,000) and a base salary at the rate of one hundred thousand dollars ($100,000) per annum. The Salary set forth hereinabove shall be payable in accordance with the regular payroll practices of the Company for executives. All payments hereunder shall be subject to the provisions of Article 4 hereof.

2.2 As further compensation for all services to be rendered pursuant to this Agreement, Company agrees to issue options to purchase five hundred thousand (500,000) shares of Company common stock at a price equal to the closing price on the date of execution of this Agreement, such options to vest over a five-year period in equal annual increments. Continued vesting of options granted hereunder shall be subject to the provisions of Article 4 hereof.

2.3 Company shall pay or reimburse Employee for all necessary and reasonable expenses incurred or paid by Employee in connection with the performance of services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as it from time to time requests evidencing the nature of such expense, and, if appropriate, the payment thereof by Employee, and otherwise in accordance with Company procedures from time to time in effect.

2.4 Employee, as part of Executive Management Team, will participate in and be eligible for the Executive Management Bonus/benifits or other additional compensation in consideration of his performance of the duties undertaken by him under this Agreement.

3. Conflicts With Other Activities

3.1 Company recognizes that Employee is also currently employed by Fraunhofer USA, Inc., acting through its Center for Molecular Biotechnology (“Fraunhofer”), a non-profit corporation of Rhode Island, having a place of business at 9 Innovation Way, Suite 200, Newark, Delaware 19711, and that Employee’s employment with Company will be on a part-time basis. Company and Fraunhofer are parties to an Agreement dated August 20, 2007 pursuant to which Fraunhofer has committed to further develop exclusively for and transfer to the Company rights to proprietary technology and Intellectual Property in the area of plant-based human vaccines, human antibodies, therapeutic proteins, certain veterinary applications, and commercial process and production techniques and methodologies for the foregoing, all as more particularly described in the Agreement. Therefore, the parties believe that employment of Employee by both Fraunhofer and the Company is in the co-incident interests of both Fraunhofer and the Company. In the course of Employee’s activities pursuant to this Agreement, if any of Fraunhofer, the Company or Employee believes that a particular act requested of Employee by

Fraunhofer or Company might put the Employee in conflict between his obligations to Fraunhofer and/or Company, the party perceiving a possible conflict will give notice to that effect to the other parties. All the parties will then promptly confer with each other to resolve the potential conflict.

3.2 During employment with Company, Employee agrees that he will not, without prior written notice to Company, engage in any employment or business other than for Company and Fraunhofer.

4. Employment At Will

4.1 Employee acknowledges and understands that his employment with Company is for an unspecified duration and constitutes “at-will” employment. Employee acknowledges that this employment relationship may be terminated at any time, with or without cause and with or without advance notice, at the option of either Company or Employee.

5. Protection of Confidential Information

5.1 In view of the fact that Employee's work as an employee of Company will bring Employee into close contact with many confidential affairs of the Company and its affiliates, including matters of a business nature, such as information about costs, profits, markets, sales, and any other information not readily available to the public, and plans for future commercial and technological developments, Employee agrees:

          5.1.1 To keep secret all confidential matters of Company and its affiliates and not to disclose them to anyone outside of Company, either during or after Employee's employment with Company, except with Company's written consent; and

          5.1.2 To deliver promptly to Company on termination of Employee's employment by Company, or at any time Company may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to Company's and its affiliates' businesses which Employee may then possess or have under the Employee's control.

6. Ownership of Results of Services:

6.1 Company shall own, and Employee hereby transfers and assigns to it, all rights of every kind and character, in perpetuity, in and to any material and/or ideas written, suggested, or submitted by Employee hereunder which relate to the Intellectual property owned by the Company and all other results and proceeds of Employee's services hereunder, whether the same consists of scientific, technical, clinical, engineering or any other form of works, themes, ideas, creations, products, or compositions (collectively, “Employee Inventions”). Employee agrees to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence its ownership of the Employee Inventions. To the extent Employee Inventions are based on Employee’s employment by Fraunhofer USA, Inc. the ownership referred to herein shall be considered derivative of the transfer of ownership of such information from Fraunhofer to Company under the above referenced Agreements.

7. Notices:

7.1 All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, as follows:

If to Employee:	Vidadi Yusibov Ph. D.
9 Innovation Way, Suite 200
Newark, Delaware 19711

With email copies to:

Vidadi Yusibov Ph.D.	vyusibov@fraunhofer-cmb.org
and
William F. Hartman, Ph.D.	whartman@fraunhofer.org

If to Company:	iBio, Inc.
9 Innovation Way, Suite 100
Newark, Delaware 19711

With email copies to:

Robert B. Kay	robertbkay@ibioinc.com
and
Robert L. Erwin	rerwin@ibioinc.com

or such other addresses as either party may specify by written notice to the other as provided in this Section 7.1.

8. General

8.1 It is acknowledged that the rights of Company under this Agreement are of a special, unique, and intellectual character which gives them a peculiar value, and that a breach of any provision of this Agreement (particularly, but not limited to, the provisions of Articles 5 and 6 hereof), will cause Company irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law.

Accordingly, without limiting any right or remedy, which Company may have in the premises, Employee specifically agrees that Company shall be entitled to seek injunctive relief to enforce and protect its rights under this Agreement.

8.2 This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements, and understandings. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event that any compensation or other monies payable hereunder shall be in excess of the amount permitted by any such statute, law, ordinance, or regulation, payment of the maximum amount allowed thereby shall constitute full compliance by Company with the payment requirements of this Agreement.

8.3 No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.4 The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors, and assigns. This Agreement, and Employee's rights and obligations hereunder, may not be assigned by Employee. Subject to the prior approval of Franuhofer USA, Inc., Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets. Company may also assign this Agreement to any affiliate of Company; provided, however, that no such assignment shall (unless Employee shall so agree in writing) release Company of liability directly to Employee for the due performance of all of the terms, covenants, and conditions of this Agreement to be complied with and performed by Company. The term "affiliate", as used in this agreement, shall mean any corporation, firm, partnership, or other entity controlling, controlled by or under common control with Company. The term "control" (including "controlling", "controlled by", and "under common control with"), as used in the preceding sentence, shall be deemed to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, firm, partnership, or other entity, whether through ownership of voting securities or by contract or otherwise.

8.5 Subject to the prior approval of Fraunhofer, this Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

8.6 This Agreement shall be governed by and construed according to the laws of the State of Delaware applicable to agreements to be wholly performed therein.

8.7 This Agreement will become effective on the date on which the last of the following occurs:

     a. The Board of Directors of Fraunhofer USA, Inc. delivers its written approval of this Agreement; and

     b. The Board of Directors of the Company delivers written notice of its approval of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

iBio, Inc.	Vidadi Yusibov

/s/ Robert B. Kay	/s/ Vidadi Yusibov
By

Chairman	February 25, 2010
Title	Date

February 25, 2010
Date